Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

DIGIRAD CORPORATION

Compensation for members of the board of directors (the “Board”) of Digirad Corporation (the “Company”) will include an annual retainer of $10,000 for serving on the Board, an annual retainer of $17,000 for attending meetings of the Board, an annual retainer of $6,000 for serving on the audit committee (with an additional $10,000 retainer to be paid to the chairman), and an annual retainer of $4,000 for serving on the compensation or corporate governance committee.  The annual retainer payments will be made quarterly.

                Pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Program, non-employee directors who join the Board will automatically receive grants of options to purchase 10,000 shares of common stock, and non-employee directors will automatically receive annual grants of 5,000 shares of common stock.  Directors are also eligible to participate in the Company’s 2004 Stock Incentive Plan.  The Company will reimburse directors for reasonable out-of-pocket expenses incurred in connection with their attending meetings of the Board and its committees.